STANDSTILL AND VOTING AGREEMENT

        STANDSTILL AND VOTING AGREEMENT, dated as of February 18, 2003 (this "Agreement"), by and among The Timken Company, an Ohio corporation (the "Company"), Ingersoll-Rand-Company, a New Jersey corporation (the "Stockholder"), and Ingersoll-Rand Company Limited, a company organized under the laws of Bermuda and the indirect sole stockholder of the Stockholder (the "Parent").

                                   RECITALS

        A. The Parent, certain other sellers (the Parent and such sellers, the "Sellers") and the Company are party to that certain Stock and Asset Purchase Agreement, dated as of October 16, 2002 (the "Purchase Agreement"). The execution of this Agreement is a condition to the Closing (as defined in the Purchase Agreement).

        B. In partial consideration for the sale of the Business by the Sellers to the Company, the Company will issue shares of common stock, without par value, of the Company (the "Common Shares") to the Stockholder.

     C. In consideration for its receipt of the Common Shares, the Stockholder and the Parent desire to abide by the standstill, voting and other agreements set forth herein.

        D. Capitalized terms used in this Agreement but not defined herein have the respective meanings set forth in the Purchase Agreement.

        NOW, THEREFORE, in consideration of the agreements, rights, obligations and covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company, the Stockholder and the Parent hereby agree as follows:

        1.       Definitions.

        1.1 Certain Definitions. In addition to the other terms defined in this Agreement, for purposes of this Agreement, the following terms have the following meanings:

        (a) A Person is deemed to be an "Affiliate" of another Person in accordance with the term "affiliate" as defined in Rule-12b-2 under the Exchange Act.

        (b) A Person is deemed a "Beneficial Owner" of or to "Beneficially Own" any Securities in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, and also includes Common Shares that such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that the Parent and the Stockholder shall not be deemed to Beneficially Own Securities referred to in the second sentence of Section 3.1(a).

        (c) "Company Common Stock" means the common stock, without par value, of the Company.

        (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

        (e) "Group" means two or more persons acquiring, holding, voting or disposing of securities which would constitute a "person" within the meaning of section 13(d)(3) of the Exchange Act.

        (f) "Parent" shall be deemed to include all Affiliates of the Parent, excluding the Stockholder.

        (g) "Specified Stockholders" means the current management and board of directors of the Company, John M. Timken, Jr., Ward J. Timken, W.R. Timken, Jr., the Timken Foundation of Canton, Ohio and any person deemed to be part of a Group with any of the above.

        2. Term. Except as otherwise set forth herein, the respective covenants and agreements of the Stockholder, the Company and the Parent contained in this Agreement shall continue in full force and effect until the first date on which the Stockholder and the Parent in the aggregate cease to Beneficially
Own at least 5% of the then outstanding Company Common Stock.

        3. Standstill and Voting Arrangements.

        3.1 Standstill Arrangements. Until the third anniversary after the first date on which the Stockholder and the Parent in the aggregate cease to Beneficially Own at least 4,272,890 shares of Company Common Stock:

        (a) Acquisition of Securities. Neither the Parent nor the Stockholder shall, directly or indirectly, acquire (i) any Company Common Stock, (ii) any other securities of the Company entitled, or that may be entitled, to vote generally for the election of directors of the Company or (iii) any other securities, warrants or options or rights of any nature that are convertible into, exchangeable or exercisable for, or otherwise give the holder thereof any rights in respect of, any securities described in clause (i) or (ii) (such securities referred to in clauses (i) and (ii), collectively, "Securities," and all Securities Beneficially Owned by the Parent or the Stockholder being referred to herein as "Restricted Securities"). Notwithstanding the foregoing, this Section shall not prohibit or apply to (w) the receipt of Securities pursuant to stock dividends, stock reclassifications or other distributions or offerings made available by the Company to, and, if applicable, exercisable on a pro rata basis by, the holders of Company Common Stock generally; (x) purchases of Securities solely for pension, employee benefit or

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

compensation plans of the Parent or the Stockholder in the ordinary course of business by an unaffiliated agent on behalf of the Parent or the Stockholder; (y) investments by the Parent or the Stockholder in the ordinary course of business held in mutual funds or index funds who or which own or trade the Securities; and (z) Securities owned by a company or other business entity acquired by the Parent or the Stockholder that are so owned by such company or business entity on the closing date of such acquisition; provided that this clause (z) shall in no way limit the obligations of the Parent and the Stockholder pursuant to any other provision of this Agreement (including
Section 3.1(d)).

        (b) Parent/Stockholder Proposals. Without the express prior written approval of the Company, neither Parent nor the Stockholder shall, directly or indirectly, alone or in concert with others, effect, offer or propose (whether publicly or otherwise) any merger, consolidation, amalgamation, share exchange, recapitalization, restructuring or other business combination involving the Company or any purchase of all or a substantial portion of the assets of the Company or all or a substantial portion of its business.

        (c) Voting Trust or Arrangement. Neither the Parent nor the Stockholder shall deposit any Restricted Securities in a voting trust or, except as otherwise provided in this Agreement, subject any Restricted Securities to any arrangement or agreement with respect to the voting of such Restricted Securities.

        (d) Group Participation. Without the express prior written approval of the Company, neither the Parent nor the Stockholder shall join or in any other way participate in a partnership, limited partnership, syndicate or other Group or otherwise act in concert with any Person, for the purpose of acquiring, holding, other than as permitted by Section 3.2 or 3.3 hereof, voting or disposing of Securities.

        (e) Solicitation of Offers. Neither the Parent nor the Stockholder shall, and shall use its reasonable best efforts to cause its directors, officers, employees, agents (including investment bankers), partners and Affiliates not to, directly or indirectly, engage in discussions or negotiations with, provide any information to, induce or attempt to induce or give encouragement to, any Person (other than to the Company's chief executive officer), in furtherance of any change in control of the Company (whether pursuant to a tender or exchange offer, a stock or asset sale or a merger, consolidation, amalgamation, plan of arrangement or any other form of transaction) or for any sale of all or substantially all of the assets of the Company, or any other transaction that would be inconsistent with or frustrate the purpose of this Agreement; provided, however, that nothing in this clause
(e) shall, or shall be construed, directly or indirectly, to limit any rights of the Parent or the Stockholder to offer, sell or otherwise dispose of Restricted Securities as permitted hereunder or to otherwise exercise any rights pursuant to Section 3.2 or 3.3.

        (f) Control. Neither the Parent nor the Stockholder shall, by way of any public communication or any communication with any Person other than the Company or its directors, officers, employees, agents or representatives (collectively, "Company Representatives"), seek to influence, advise, change or control the management or affairs of the Company, it being expressly understood that nothing contained in this paragraph shall impair the

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

ability of the Parent or the Stockholder to (i) engage in confidential communications with Company Representatives or (ii) exercise any rights of Parent and the Stockholder pursuant to Section 3.2.

        (g) Amendment and Waiver. Neither the Parent nor the Stockholder shall request the Company (or any of its officers, Directors, representatives, associates, attorneys, advisors, agents, or Affiliates) to waive, amend or modify in any material respect any restrictions contained in Section 3.1 or
3.2 (or to waive, amend or modify this clause (g)).

        3.2 Voting Arrangements. (a) Until such time as the Stockholder and the Parent in the aggregate first cease to Beneficially Own at least 4,272,890 shares of Company Common Stock, each of the Parent and the Stockholder shall, on all matters to be voted on by the holders of Securities, vote its shares of Restricted Securities in proportion to the votes cast by the other holders of Securities; provided, that each of the Parent and the Stockholder shall be entitled at all times to vote in accordance with the recommendation of the board of directors of the Company. Notwithstanding the foregoing, each of the Parent and the Stockholder may cast any or all of its votes in its sole discretion with respect to the following matters:

          (i) any Rule 13e-3 transaction (as defined in Rule 13e-3 of the Exchange Act);

          (ii) any transaction or series of transactions submitted to a vote of the stockholders of the Company pursuant to which any of the Specified Stockholders (A) seeks to increase its Beneficial Ownership of Securities, (B) is otherwise a party to such transaction or series of transactions or (C) would obtain benefits (other than compensation benefits in respect of its employment or service as a director), not shared pro rata by the remainder of the holders of Company Common Stock; and

          (iii) any other matter (other than a matter proposed by the Stockholder or the Parent) submitted to the vote of the holders of Securities pursuant to which Restricted Securities Beneficially Owned by the Stockholder or its Affiliates will not be treated identically with all other Securities.

          (b) Until such time as the Stockholder and the Parent in the aggregate cease to Beneficially Own at least 4,272,890 shares of Company
Common Stock, neither the Parent nor the Stockholder shall, in connection with any matter as to which the proportional voting commitment of Section 3.2(a) is then applicable to the Parent and the Stockholder, (i)make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules under the Exchange Act) Securities with respect to such matter or (ii) seek to advise, encourage or influence any person or entity with respect to the voting of any Securities with respect to such matter.

        (c) Quorum. Until such time as the Stockholder and the Parent in the aggregate cease to Beneficially Own at least 4,272,890 shares of Company Common Stock, the Parent and the Stockholder shall take all action within their respective control to be present, in person or by proxy, at any meeting of shareholders of the Company so that all Restricted

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

Securities may be counted for the purpose of determining the existence of a quorum at such meeting.

        (d) Written Consents. Neither the Parent nor the Stockholder shall, without the prior written approval of the Company, execute any written consent in lieu of a meeting of holders of Securities providing for a vote of the Restricted Securities that is inconsistent with the voting arrangements set forth in Section 3.2(a).

        (e) Stockholder Meetings. Neither the Parent nor the Stockholder shall, without the prior written approval of the Company, call or seek to have called, or assist, directly or indirectly, any other Person in calling or seeking to call, any special meeting of the shareholders of the Company for any reason.

        (f) Stockholder Lists. Neither the Parent nor the Stockholder shall, without the prior written approval of the Company, seek, request to obtain, or assist, directly or indirectly, any other Person in seeking, requesting or obtaining, any list of securityholders of the Company in connection with any matter as to which the proportional voting requirements of Section 3.2(a) applies.

        3.3 Transfers. (a) During the six-month period following the Closing Date, neither the Stockholder nor the Parent shall, directly or indirectly, offer, sell, pledge, lend, transfer, hypothecate or otherwise dispose of (each such transaction, a "Transfer") any Restricted Securities except (i) to any Affiliate of the Stockholder or the Parent, respectively, that agrees to be bound by the provisions of this Agreement, (ii) in connection with the granting of any security interest, pledge, hypothecation, option, lien or other encumbrance in connection with a bona fide transaction with a financial institution, provided that such financial institution agrees that, if and to the extent it obtains ownership of such Registrable Securities, it shall be bound by the restrictions of this Agreement as if it were the Stockholder hereunder, and any Restricted Securities so Transferred shall be aggregated with any Restricted Securities Beneficially Owned by the Stockholder and the Parent for purposes of this Agreement, (iii) in accordance with Section 3 of the Registration Rights Agreement or (iv) pursuant to a merger, consolidation or other similar transaction involving the Company approved by the stockholders of the Company as to which Parent and the Stockholder are in compliance with the voting requirements set forth in Section 3.2.

        (b) Without limiting the provisions of Section 3.3(a), until such time as the Stockholder and the Parent in the aggregate cease to Beneficially Own at least 4,272,890 shares of Company Common Stock, neither the Stockholder nor the Parent shall Transfer any Restricted Securities in any transaction or series of related transactions that, to the knowledge of the Parent or the Stockholder (based solely on the public filings of the Company and without further independent inquiry), would result in any Person or Group having, upon consummation of such Transfer, directly or indirectly, Beneficial Ownership of such number of Securities as represents more than 5% of the Company Common Stock then outstanding, unless, in each such case, the transferee shall have executed and delivered a counterpart to this Agreement agreeing to be bound by the terms and conditions hereof in form and substance satisfactory to the Company, provided that such transferee agrees that, if and to the extent it obtains ownership of such

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

Registrable Securities, it shall be bound by the restrictions of this Agreement as if it were the Stockholder hereunder and any Restricted Securities so Transferred shall be aggregated with any Restricted Securities Beneficially Owned by the Stockholder and the Parent for purposes of this Agreement; provided further, that the foregoing restrictions shall not apply to any Transfers (A) pursuant to a registration statement or (B) permitted pursuant to a transaction expressly permitted in Section 3.3(a).

        (c) The restrictions set forth in this Section 3.3 shall not apply to transfers pursuant to a bona fide third party tender offer or exchange offer which was not induced directly or indirectly by the Stockholder or the Parent and (i) which is recommended by the board of directors of the Company or which the board of directors of the Company has failed to recommend against, (ii) which is approved by the holders of Company Common Stock pursuant to Section 1701.831 of the Ohio Code (or any successor provision) and as to which Parent and the Stockholder are in compliance with the voting requirements set forth in Section 3.2 or (iii) in which the Stockholder or Parent could be disadvantaged, in any material respect, if the Stockholder or Parent failed to tender because the offer is a partial tender offer for less than all of the outstanding Securities or a tender offer for all Securities with no undertaking by the offeror or its Affiliates for a second step or similar "back-end" transaction providing for the same consideration as in the offer.

        (d) Any attempted Transfer of any Restricted Securities in violation of the provisions of this Section 3.3 shall be null and void and of no force or effect whatsoever.

     3.4 Legends and Stop Transfer Orders.

        (a) The Company shall cause the certificate or other instrument representing Restricted Securities to have the following legend:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STANDSTILL AND VOTING AGREEMENT, DATED AS OF FEBRUARY 18, 2003, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE TIMKEN COMPANY.

        (b) Each of the Parent and the Stockholder agrees to the entry of stop transfer orders with the transfer agent (or agents) and the registrar (or registrars) of the Company against the Transfer of Restricted Securities other than in compliance with the foregoing provisions.

        3.5 Reports. The Parent and the Stockholder shall promptly provide to the Company copies of any reports or schedules filed by the Stockholder or the Parent with the Commission pursuant to Regulation 13D-G (or any successor provision) promulgated under the Exchange Act within five Business Days of filing.

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

        3.6 Communication. Without in any way waiving their respective legal rights, the Parent, the Stockholder and the Company hereby agree to use commercially reasonable efforts to resolve any dispute that may arise in the future between Parent or Stockholder, on the one hand, and the Company, on the other hand, without public disclosure thereof.

        4.       Miscellaneous.

        4.1 Specific Enforcement. Each of the parties acknowledges and agrees that the Company would be irreparably damaged in the event any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Company will be entitled to preliminary or permanent injunctive relief to prevent breaches of this Agreement by the Stockholder or any of its Affiliates that become Beneficial Owners of Securities in accordance with this Agreement, without the necessity of proving actual damages or the posting of any bond, and to specifically enforce the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, which rights shall be cumulative and in addition to any other remedy to which the Company may be entitled hereunder, at law or in equity.

        4.2 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and specifically referencing this Agreement.

        4.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. Notwithstanding the foregoing, this Agreement shall not be binding on any transferee of Restricted Securities other than as set forth in
Section 3.3.

        4.4 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived at any time in a writing specifically referencing this Agreement by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party and specifically referencing this Agreement. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        4.5 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) sent by a nationally recognized overnight courier service to the recipient at the address below indicated, (c) sent by registered or certified

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

mail, return receipt requested, postage prepaid, or (d) delivered by facsimile with confirmation of receipt:

          (i) if to the Company to:

          The Timken Company
          1835 Dueber Avenue, S.W.
          Canton, Ohio 44706
          Attention: Senior Vice President and General Counsel
          (330) 471-3002 (telephone)
          (330) 471-4041 (telecopier)

          with a copy to:

          Jones Day
          901 Lakeside Avenue
          Cleveland, Ohio  44114
          Attention:  Lyle G. Ganske, Esq.
          (216) 586-3939 (telephone)
          (216) 579-0212 (telecopier)

          (ii) if to the Stockholder or the Parent to:

          Ingersoll-Rand Company or
          Ingersoll-Rand Company Limited
          c/o Ingersoll-Rand-Company
          200 Chestnut Ridge-Road
          Woodcliff Lake, New Jersey 07677
          Attention:  Senior Vice President and General Counsel
          (201) 573-3473 (telephone)
          (201) 573-3448 (telecopier)
          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York  10017
          Attention:  Maripat Alpuche, Esq.
          (212) 455-3971 (telephone)
          (212) 455-2502 (telecopier)

          (iii) or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier

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

service if sent by overnight courier, or (z) five Business Days after the date such notice is sent by registered or certified mail; provided, however, that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

        4.6 Entire Agreement. This Agreement, the Registration Rights Agreement and the Purchase Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        4.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument and each of which shall be deemed an original.

        4.8 Headings; References. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

        4.9 Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York applicable to contracts made and to be performed in that State.

        4.10 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such Proceeding. Each of the parties further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in
Section 4.5 shall be deemed in every respect effective service of process in any such Proceeding, and waives any objection it might otherwise have to service of process under Law. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any Proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

        4.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions


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hereof in such jurisdiction or rendering that or any other
provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                   [Remainder of page intentionally blank.]


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

        IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.


                                     THE TIMKEN COMPANY



                                     By: /s/ William R. Burkhart
                                         _________________________________
                                     Name:  William R. Burkhart
                                     Title: Senior Vice President
                                            and General Counsel


                                     INGERSOLL-RAND COMPANY



                                     By: /s/ Ronald G. Heller
                                         _________________________________
                                     Name:  Ronald G. Heller
                                     Title: Vice President and Secretary


                                     INGERSOLL-RAND COMPANY LIMITED



                                     By: /s/ Ronald G. Heller
                                         _________________________________
                                     Name:  Ronald G. Heller
                                     Title: Vice President and Secretary